Filed Pursuant to Rule 433
Registration No. 333-182394

FINAL TERM SHEET

AMÉRICA MÓVIL, S.A.B. de C.V.

Ps.3,500,000,000 7.125% Senior Notes due 2024

March 4, 2015

Issuer:	América Móvil, S.A.B. de C.V.

Title of Securities:	7.125% Senior Notes due 2024 (the “Notes”)

Aggregate Principal Amount:	Ps.3,500,000,000

The Notes will be part of the same series of notes and will be fungible with the Ps.7,500,000,000 aggregate principal amount of 7.125% Senior Notes due 2024 issued by the Issuer on June 9, 2014. The aggregate principal amount of the original notes and the Notes will be Ps.11,000,000,000.

Format:	Dual registration: SEC / CNBV

Price to Public:	99.481% of aggregate principal amount, plus accrued interest from December 9, 2014 to the Settlement Date (totaling Ps.63,729,166)

Maturity:	December 9, 2024

Coupon:	7.125% per year

Optional Redemption:	None

Tax Redemption:	Par tax call in the event of change in Mexican withholding tax

Yield to Maturity:	7.195% (annualized)

Benchmark Instrument:	MBONO 10.000% due December 2024

Benchmark Yield:	5.815%

Spread to Benchmark:	+ 138 basis points

Minimum Denomination:	Ps.2,000,000 and multiples of Ps.10,000 in excess thereof

ISIN:	XS1075314911

Interest Payment Dates:	June 9 and December 9 of each year, commencing on June 9, 2015

Trade Date:	March 4, 2015

Settlement Date:	March 11, 2015 (T+5)

Joint Book-Running Managers:	BBVA Securities Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Morgan Stanley & Co. LLC

Expected Ratings:	A2 (Moody’s) / A- (S&P) / A (Fitch)

Listing:	Application will be made to admit the Notes to listing on the Official List of the Luxembourg Stock Exchange for trading on the Euro MTF Market and the Notes will be listed on the Mexican Stock Exchange

Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Notes to which this final term sheet relates have been registered by América Móvil, S.A.B. de C.V. with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement on Form F-3 (Registration No. 333-182394).

The Notes are concurrently being offered in Mexico pursuant to a prospectus approved by the Comisión Nacional Bancaria de Valores (Mexican National Banking and Securities Commission, or “CNBV”). The Notes will be registered with the Mexican National Securities Registry maintained by the CNBV.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at +1-800-831-9146, Credit Suisse Securities (USA) LLC at +1-800-221-1037, Deutsche Bank Securities Inc. at +1-800-503-4611, HSBC Securities (USA) Inc. at +1-866-811-8049 or Morgan Stanley & Co. LLC at +1-866-718-1649.